Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	February 1, 2004 through February 29, 2004
Payment Date	March 25, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$1,377,668.78
	Principal Collections	$18,169,900.76
	Substitution Amounts	$—
	Funds from Yield Maintenance Agreement	$—
	Additional Draws	$10,768,831.43
Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:					Factor per 1000
(i)	Enhancer Premium			$54,166.67
(ii)	A-1 Noteholder’s Interest			$539,722.22	1.0794444444
(iii)	Principal Collections to Funding Account			$7,401,069.33
(iv)	Excess Spread (during Revolving)			$783,779.89
(v)	Excess Spread (during AP)			$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$—	0.0000000
(viii)	Enhancer for Prior Draws			$—		Aggregate to Date
(ix)	Liquidation Loss Amount			$—		$—
(x)	Enhancer			$—
(xi)	Interest Shortfalls			$—		$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$783,779.89
Balances
					Factor
	Beginning A-1 Note Balance			$500,000,000.00	1.0000000000
	Ending A-1 Note Balance			$500,000,000.00	1.0000000000
		Change		$—	0.0000000000
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$485,352,616.77	0.9706916138
	Ending Pool Balance			$477,951,546.45	0.9558896808
		Change		$7,401,070.32	0.0148019330
	Beginning Principal Balance			$485,352,616.77	0.9706916138
	Ending Principal Balance			$477,951,547.44	0.9558896828
		Change		$7,401,069.33	0.0148019310
	Beginning Certificate Balance			$—
	Additional Balance Increase (Draws minus Payments)			$—
	Ending Certificate Balance			$—
	Beginning Subsequent Transfers			$—
	Current Period Transfers			$—
	Aggregate Subsequent Transfers			$—
	Beginning Funding Account Balance			$14,654,398.73	0.0293087975
	Deposit To (Withdrawal From) Account			$7,401,069.33	0.0148021387
	Ending Funding Account Balance			$22,055,468.06	0.0441109361
	Current Period Liquidation Loss Amount			$—	—
	Aggregate Liquidation Loss Amount			$—	—
	Current Net Excess Spread Percentage			0.1568%
	2 Month Average Net Excess Spread Percentage			0.1568%
	3 Month Average Net Excess Spread Percentage			0.1616%
Delinquencies		#	$
	Two statement cycle dates:	1		$16.70
	Three statement cycle dates:	1		$51.48
	Four statement cycle dates:	1		$14,246.16
	Five statement cycle dates:	—		$—
	Six statement cycle dates:	—		$—
	Seven + statement cycle dates:	—		$—
	Foreclosures	—		$—
	REO	—		$—
	Liquidation Loss Amount	—		$—
	Wachovia Bank, National Bank
	as Administrator

Additional Information
Net WAC Rate		3.54%
Overcollateralization Target		$250,000.00
Beginning Overcollateralization		$7,015.50
Overcollateralization Amount		$7,014.51
Funding Account Ending Balance		$22,055,468.06
Gross CPR (1 mo. Annualized)		36.737%
Net CPR (1 mo. Annualized)		16.839%
Draw Rate (1 mo. Annualized)		23.605%
WAM		214.20
AGE		22.29
UPB of 3 Largest Loans
		$775,776.69
		$818,686.31
		$831,145.13
Interest Shortfalls	None
Deficiency Amounts	None
Stepdown Event?	No
LIBOR		1.0900%
Net Note Rate		1.3400%
Allocation of Collected Funds
Interest Collections
Total Collected		$(1,579,899.04)
Yield Maintenance Amount		$—
Servicing Fee		$202,230.26
Enhancer Premium		$54,166.67
Additional Balance Interest		$—
A-1 Interest		$539,722.22
Excess Interest		$783,779.89
Net		$—
Principal Collections
Total Collected		$(18,169,900.76)
A-1 Principal		$—
Add’l Balance Increase		$—
Net Draws		$10,768,831.43
Funding Account		$7,401,069.33
Net		$—